 Exhibit 21.1
STONEGATE MORTGAGE CORPORATION

List of Subsidiaries as of December 31, 2015

Name	Jurisdiction of Organization
NattyMac, LLC	Indiana
Stonegate Mortgage Acceptance, LLC	Delaware
Stonegate Insurance Company, LLC	Michigan